UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 18, 2016

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 565-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2016, the Compensation Committee of the Board of Directors of Nuance Communications, Inc. (the “Company”) granted restricted stock awards to the Company’s eligible Named Executive Officers(1) for the achievement of fiscal year 2016 objectives for non-plan incentive bonuses. The performance objectives were set by the Compensation Committee earlier in fiscal year 2016 and related to key corporate-level financial objectives. The following table reflects the on-target bonus levels, the bonuses as expressed as a percentage of target, the associated dollar value of the actual earned awards and the associated restricted share awards for the eligible Named Executive Officers. For the purposes of clarity, the dollar amounts shown were not actually paid to the Named Executive Officers. The restricted stock awards (having an equal value based on the fair market value of the Company’s shares on the grant date) were paid in lieu of cash.

Name	Fiscal 2016 Target Bonus Amount ($) (2)	Fiscal 2016 Total Approved Bonus (%)	Fiscal 2016 Total Approved Bonus ($)	Restricted Share Awards (3)
Paul A. Ricci	$1,200,000	100%	$1,200,000	70,963
Bruce Bowden	$300,000	100%	$300,000	17,740
Daniel Tempesta	$300,000	100%	$300,000	17,740

(1)	Mr. Robbins, who had been a Named Executive Officer, was not eligible for non-plan incentive bonus-based stock award due to his separation from the Company.
(2)	The amounts reflected in this column represent the target payout to each Named Executive Officer if his bonus had been achieved at 100%.
(3)	Bonuses for fiscal year 2016 were paid in restricted stock awards, as further detailed in the above table. The number of restricted stock awards was determined by dividing the approved bonus amount by the closing price of the Company’s common stock on November 18, 2016. The restricted stock awards were granted on November 18, 2016 and will vest in full on December 2, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: November 25, 2016	By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel Executive Vice President and Chief Legal Officer